                                                                    EXHIBIT 10.2



                          TRANSITION SERVICES AGREEMENT

               This Transition Services Agreement (this "Agreement") is made and entered into as of this 7th day of July, 2000, by and among DePuy Orthopaedic Technology, Inc., a Delaware corporation ("Seller"), DonJoy, L.L.C., a Delaware limited liability company ("DonJoy, L.L.C."), and dj Orthopedics, LLC, a Delaware limited liability company wholly-owned by DonJoy, L.L.C. ("DJ", together with DonJoy, L.L.C., "Buyers").

               WHEREAS, pursuant to the Asset Purchase Agreement, dated the date hereof (the "Purchase Agreement") by and among DePuy, Inc., a Delaware corporation, as guarantor of the obligations of Seller, DonJoy, L.L.C. and DJ, Buyers are purchasing from Seller certain of its assets, and assuming certain of its liabilities, related to the Business (as such term is defined in the Purchase Agreement);

               WHEREAS, it is a condition to Buyers' obligations under the Purchase Agreement that Seller and Buyers enter into this Agreement; and

               WHEREAS, in accordance with the Purchase Agreement, Seller wishes to assist Buyers with the transfer and transition of the Business and Buyers wish to obtain such assistance, all on the terms and conditions herein described.

               NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyers do hereby agree as follows:

        1. DEFINED TERMS.

               Defined terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

        2. SERVICES.

               In this Agreement, the "Services" shall mean those services provided by Seller to Buyers pursuant to this Agreement and described on Exhibit A hereto (which Exhibit A shall be incorporated by reference into this Agreement) and such other services as the parties may mutually agree. The actual direct costs of Seller related to the delivery of the Services to Buyers (such services to be consistent with past practice) shall be invoiced by Seller to Buyers from time to time. Buyers shall pay the amounts set forth on such invoices within ten (10) days of receipt of such invoices. Upon the request of Buyers, Seller shall promptly provide Buyers with written substantiation satisfactory to Buyers of all costs set forth on such invoices.

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        3. DELIVERY OF SERVICES.

               (a) The Services shall be performed by employees, representatives or agents of Seller as may be selected by Seller in a manner designed to provide the Services pursuant to Exhibit A. Seller shall use its commercially reasonable efforts to continue to employ a sufficient number of its skilled and qualified employees, including, without limitation, (i) at Buyers' direction and expense, offer incentive bonuses to certain employees or (ii) retain the services of qualified temporary personnel, if necessary, to provide the Services at times and at such locations as are reasonably directed by Seller in a manner designed to provide the Services pursuant to Exhibit A.

               (b) The parties hereto shall be treated for all purposes as independent contractors and not as an agent or representative of the other party and neither has any power, right or authority to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party. Nothing stated in this Agreement shall be construed as constituting Buyers and Seller as partners or as members of a joint venture, or as creating the relationship of employer and employee, master and servant, or principal and agent between them.

               (c) During the Term, Seller will only be required to provide the Services to Buyers consistent with past practices.

        4. TERM AND TERMINATION.

               (a) This Agreement shall commence on the date hereof and shall expire on the date which is thirteen (13) Weeks from the date hereof (the "Initial Term"). It is the intent of the parties to transition the Business to Buyers as soon as practicable; provided, however, if Buyers require the provision of any Services after the expiration of the Initial Term, then Buyers shall have the right to extend the Initial Term for up to additional three (3) periods, each such period consisting of four (4) Weeks (each such period, an "Extension Period", and collectively with the Initial Term, the "Term") by providing Seller with written notice at least two (2) Weeks prior to the expiration of the Initial Term or the then-applicable Extension Period, as the case may be; provided, however that the provisions of Section 4 of Exhibit A shall continue for sixteen (16) Weeks. Each "Week" shall consist of five (5) business days. The expiration date of the Term is sometimes referred to as the "Termination Date".

               (b) Buyers shall have the right to terminate all or any part of any Service to be provided under this Agreement at any time during the Term by providing to Seller (i) during the period commencing on the date hereof and ending on the date which is 45 days from the date hereof, with at least two (2) Weeks prior written notice and (ii) thereafter, with at least four (4) Weeks prior written notice. In addition, either party may terminate this Agreement by written notice having immediate effect in the event that any of the following events occur: (i) a receiver is appointed over any of the assets of the other party and such receivership shall not have been vacated or stayed within thirty
(30) days; (ii) the other party is unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the



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benefit of its creditors; (iii) any voluntary proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtors' relief law; or for any proceedings commenced against the other party under any bankruptcy, insolvency or debtors' relief law and such proceeding is not vacated or set aside within thirty (30) days from the date of commencement thereof; or (iv) material default by the other party of any post-closing covenant or obligation under the Purchase Agreement.

               (c) Any material breach of any term of this Agreement shall entitle the other party to terminate this Agreement provided the non-breaching party first gives notice to the breaching party and permits the breaching party twenty (20) days to cure such breach, provided that in the event of delay of payment by Buyers the cure period shall be ten (10) days. The right to terminate shall be in addition to all other rights and remedies available at law or in equity.

        5. INDEMNIFICATION.

               (a) Indemnification by Seller.

               Seller agrees to defend, indemnify and hold harmless Buyers and Buyers' officers, managers, equity holders and Affiliates from and against any and all claims, actions, damages, losses, costs, liabilities and expenses (including without limitation reasonable attorneys' fees and expenses) (hereinafter "Losses") sustained or incurred by Buyers as a consequence of (i) any breach of any representation or warranty made by Seller in this Agreement,
(ii) any injury, death or property damage arising out of the negligence or willful misconduct of Seller or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of Buyers) in any action or proceeding brought by any third party in respect of such claim, (iii) Seller's gross negligent act or omission, (iv) Seller's breach of or failure to comply with its covenants or obligations hereunder or (v) a claim, action or proceeding by any governmental entity, counterparty to any Partnership Program Contract, or any third party relating to, the Partnership Program Contracts (except for any Losses resulting from Buyers' use of Seller's tax identification number under Section 7(c)).

               (b) Indemnification by Buyers.

               Buyers shall indemnify, defend and hold harmless Seller and Seller's officers, managers, equity holders and affiliates from and against any Losses as a consequence of (i) any breach of any representation or warranty made by Buyers in this Agreement, (ii) any injury, death or property damage arising out of the negligence or willful misconduct of Buyers or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of Seller) in any action or proceeding brought by any third party in respect of such claim, (iii) Buyers' gross negligent act or omission, (iv) Buyers' breach of or failure to comply with its covenants or obligations hereunder (including without limitation the obligations of Buyer with respect to its status as subcontractor under the Partnership Program Contract) or (v) Buyers' use of Seller's tax identification number under
Section 7(c).



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               (c) Indemnification Procedures.

               Each party shall be entitled to the indemnity described in paragraphs (a) and (b) of this Section provided the following conditions are met; the party obliged to provide indemnification is referred to as the "Indemnifying Party", and the party entitled to be indemnified is referred to as the "Indemnified Party":

                      (i) Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

                      (ii) In the event of the commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

                      (iii) The Indemnified Party shall comply with any such reasonable instructions received from the Indemnifying Party relating to settlement of such claim (unless settlement of the claim would establish an adverse precedent for other similar claims in the future), if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology or other confidential information to a third party.

                      (iv) If the Indemnifying Party undertakes defense of such litigation, the Indemnifying Party shall be entitled to appoint its attorneys to defend the case in the name of the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its chosen attorneys in the defense of such litigation. The Indemnified Party shall be free to appoint its own attorneys in the same litigation, although all decisions with respect to the conduct or settlement of such litigation shall remain, subject to subsection (iii) above, with the Indemnifying Party.

               (d) Insurance.

               Each party shall maintain at its own expense general public liability coverage of not less than Three Million Dollars ($3,000,000) per occurrence with respect to bodily injury and death and Three Million Dollars ($3,000,000) per occurrence with respect to property damage for each claim with a deductible of no more than Two Hundred Fifty Thousand Dollars ($250,000).

               (e) Limitation of Liability.

               Buyers' and Seller's maximum liability under Section 5(a) and
Section 5(b), respectively, shall not exceed the aggregate amount of moneys actually received by Seller under this Agreement; provided that no limitation on liability shall be applicable with respect to Seller's indemnification of Buyers pursuant to Section 5(a)(v) or Buyers' indemnification of Seller pursuant to
Section 5(b)(iv) (as it relates to the Partnership



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Program Contracts) and 5(b)(v), respectively, it being understood such indemnification must only relate to Losses which relate to the period during which services were performed notwithstanding the date on which any such claim, action or proceeding is commenced or made is after the expiration of such period.

        6. GOVERNMENTAL PERMITS AND COMPLIANCE WITH LAWS.

               Each party to this Agreement shall maintain all Permits required in order for each party to perform its respective obligations under this Agreement. The parties shall comply in all material respects with all Laws or Orders applicable to the Services being performed under this Agreement.

        7. REPRESENTATIONS AND WARRANTIES.

               (a) Representations and Warranties of Seller.

                      (i) Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

                      (ii) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in any violations of the certificate of incorporation or bylaws of Seller, (ii) violate in any material respect any applicable Law or (iii) require any consent or other action by any Person under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller is entitled under any provision or any agreement or other instrument binding upon Seller.

               (b) Representations and Warranties of Buyers.

                      (i) Each Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of each Buyer and have been duly authorized by all necessary action on the part of each Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and is a valid and binding obligation of each Buyer, enforceable against each Buyer in accordance



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

        with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

                      (ii) The execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in any violations of the certificate of formation or company agreement of each Buyer, (ii) violate in any material respects any applicable Law or (iii) require any consent or other action by any Person under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or a loss of any material benefit to which each Buyer is entitled under any provision or any agreement or other instrument binding upon each Buyer.

               (c) Except for the representations and warranties made in this
Article 7, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SERVICES TO BE PERFORMED, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.

        8. LICENSE TO USE "ORTHOTECH" OR ORTHOPAEDIC TECHNOLOGY" TRADENAME.

               During the Term and subject to the provisions of the Purchase Agreement, Buyers hereby grant to Seller, on the terms and subject to the restrictions hereinafter set forth, a limited, non-exclusive license (the "License"), without the right to assign or sublicense (directly or indirectly, including by way of sale of stock, merger or other extraordinary transaction), to use the trade names "OrthoTech" and "Orthopaedic Technology" solely in connection with providing the Services to Buyers pursuant to this Agreement. The parties hereto agree that the tradenames "OrthoTech" and "Orthopaedic Technology" are and shall at all times remain the property of Buyers.

        9. MISCELLANEOUS.

               (a) This Agreement shall be amended or modified only by a written instrument executed by the President of both parties.

               (b) The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

               (c) All notices under this Agreement shall be in writing and shall be sufficient if delivered in accordance with the requirements of the Purchase Agreement.



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               (d) The construction, performance and enforcement of this
Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than conflicts of law provisions).

               (e) If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               (f) Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm of, or corporation with, over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in New York and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE OR EXEMPLARY DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES..

               (g) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. The parties represent that, in entering into this Agreement, they are not relying upon any previous representation, inducement or agreement of any kind.

               (h) In the event of arbitration and/or litigation over any controversy or claim arising out of or relating to this Agreement, or any breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys fees and expenses in connection with such arbitration and/or litigation.

               (i) All Exhibits or Schedules attached hereto are incorporated into this Agreement by reference.



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

               (j) Neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement to any Affiliate without the prior written consent of the other and it is expressly understood by Buyers that Affiliates of Seller may perform the Services on behalf of the Seller; provided, further, that Buyers may assign their rights and obligations to their lenders in connection with obtaining the financings contemplated by the Purchase Agreement. Notwithstanding the foregoing, neither party hereto shall be released from any of its obligations hereunder by reason of any such assignment.

               (k) Seller shall be not liable for its failure to perform its obligations under this Agreement during the period, and to the extent, Seller is prevented or hindered from performing such obligations due to events beyond its reasonable control including but not limited to, strikes, riots, wars, fire, acts of God, inability to obtain or shortages of labor, materials, equipment or transportation and acts in compliance with applicable Law or Order (whether valid or invalid) of any Governmental Entity.

                  [Remainder of Page Intentionally Left Blank]



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               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


DonJoy, L.L.C.                               DePuy Orthopedic Technology, Inc.


/s/ CHARLES T. ORSATTI                       /s/ THOMAS J. OBERHAUSEN
-----------------------------------          -----------------------------------
By:    Charles T. Orsatti                    By:    Thomas J. Oberhausen
Title: Chairman                              Title: Vice President


dj Orthopedics, LLC


/s/ CHARLES T. ORSATTI
-----------------------------------
By:    Charles T. Orsatti
Title: Chairman



                [Signature Page to Transition Services Agreement]

                                    EXHIBIT A

                                    SERVICES

               The following Services are to be provided in accordance with and subject to the terms of the Transition Services Agreement (the "Agreement"):

1. Seller shall continue to operate its facility located in Tracy, California (the "Tracy Facility") for Buyers' account in providing the Services to Buyers pursuant to the Agreement Buyers shall be responsible for the costs of maintaining the Tracy Facility equal to the lease rate for the Tracy Facility as of the Closing Date plus all other direct operating expenses of the Tracy Facility and the Business.

2. Subject to the two last sentences of this Paragraph 2, DePuy shall continue to employ, or shall cause to be continually employed, all domestic order entry, manufacturing, distribution and administrative support personnel (collectively, "Transition Employees") as employees of Seller or its Affiliates until the Termination Date. Buyers shall reimburse Seller or its Affiliates, as applicable, for all actual wages, expenses and benefits paid or provided to or on behalf of the Transition Employees; provided, however, that Buyers shall not be obligated to Seller to pay for any costs related to corporate allocations and charges. The level of wages to be paid to the Transition Employees shall be equal to the level of wages paid to the Transition Employees as of May 17, 2000 (the date of the Letter of Exclusivity and Term Sheet), unless the wages are adjusted by Seller, with the prior consent of Buyers, in a manner designed to provide the Services pursuant to this Exhibit A, which consent shall not be unreasonably withheld or delayed by Buyers. The benefits to be provided to the Transition Employees shall be similar to those provided to the Transition Employees as of May 17, 2000 (the date of the Letter of Exclusivity and Term Sheet). The Transition Employees are not the Transferred Employees as such term is defined in the Purchase Agreement. Subject to Buyers' approval, Seller shall retain the services of qualified temporary personnel or consultants if a sufficient number of Transition Employees is unavailable in order to provide the Services to Buyers. Buyers shall be responsible for all reasonable costs incurred by Seller in retaining such temporary personnel or consultants.

3. Seller shall commence the employee severance benefits program on the actual termination date of each Transition Employee per a schedule to be prepared by Buyers. Buyers shall not be obligated to Seller or any of its employees for any severance payments or other personnel charges relating to the sale of the Business.

4. For a period of sixteen (16) Weeks after the Closing Date, Seller shall continue to operate, support and maintain its current equipment and systems and applications at and between the Tracy Facility and its facility located in Warsaw, Indiana (the "Warsaw Facility") as such equipment, systems and applications relate to the Business and to provide access to Buyers to such equipment and applications (but not the software operating systems) for purposes of supporting the orderly and complete transition of such equipment and software operating systems and applications to Buyers' equipment and software operating systems. Buyers shall be responsible for all reasonable costs incurred by Seller to effect such a transition.

5. Seller shall, and shall cause its Affiliates to, provide Buyers with access to the employees responsible for, and records related to, Seller's global business operations related to the Business for the purpose of supporting the orderly and complete transition of market coverage, inventory, customer records and all necessary information and functions of Seller's global business operations related to the Business.

6. Seller shall continue to maintain all operations related to the sales order entry, manufacturing, distribution and related administrative functions at the Tracy Facility and the Warsaw Facility. Further, Seller shall cooperate with Buyers to design and implement a plan to transition such functions to Buyers' systems and facilities, including, without limitation, cooperating with, and providing training to, Buyers' personnel to facilitate such transition. Buyers shall be responsible for all reasonable costs incurred by Seller to effect such a transition.

7.      CONTRACTS

        During the Term, and at Buyers' expense,

           (a) Seller shall designate DJ as Seller's sole authorized sub-contractor to perform all actions required, and receive credit for product sales or other service payments exclusive to each partnership program contract in effect on the Closing Date hereto (the "Partnership Program Contracts") for the period of time commencing on the Closing Date and ending on the earlier of (i) the date upon which DJ enters into a contract with each party to such partnership program contract (the "Replacement Partnership Program Contract") or (ii) the expiration or earlier termination of such Partnership Program Contract pursuant to its terms (but in no case after 90 days from the date hereof). Further, Seller shall fully cooperate with Buyers to coordinate and maintain all efforts of Buyers in negotiating and executing the Replacement Partnership Program Contracts.

           (b) Seller shall designate DJ as Seller's sole authorized sub-contractor to perform all actions required, and receive credit for product sales or other service payments exclusive to each of Seller's group or national purchasing agreements in effect on the Closing Date (the "Purchasing Agreements") for the period commencing on the Closing Date and ending on the earlier of (i) the date upon which DJ enters into a contract with each party to each Purchasing Agreement (the "Replacement Purchasing Agreements") or (ii) until each Purchasing



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

                  Agreement expires or is earlier terminated pursuant to its terms. Further, Seller shall fully cooperate with Buyers to coordinate and maintain all efforts of Buyers in negotiating and executing the Replacement Purchasing Agreements.

           (c) To the extent permitted by Law, Seller agrees to permit Buyers to file claims under Seller's tax identification number for the sole purpose of maintaining and meeting the performance requirements of Seller's Payor Contracts for a period of twelve months (12) from the Closing Date. All resulting payments under said filings would be made by all providers to Buyer's lock box facilities.

8.      REGULATORY MATTERS

           (a) Seller shall maintain all Permits necessary for Seller to provide the Services under this Agreement during the Term.

           (b) Seller shall cooperate and assist Buyers in obtaining, or assigning, all Permits necessary to enable Buyers to continue to operate the Business from and after the Termination Date as presently conducted by Seller.

9.      FOREIGN OPERATIONS

           (a) Seller shall cause its foreign operations Affiliates to continue their operations only as necessary to satisfy/service customer orders for a maximum period of thirteen (13) Weeks after the Closing Date. Buyers shall reasonably support all of Seller's foreign operations Affiliates by providing additional Products at Buyers' international pricing levels for the sole purpose of aiding Seller's foreign operations Affiliates in satisfying customer orders and depleting existing inventory during such thirteen (13) Week period. During such thirteen
                  (13) Week period (or sooner as mutually determined by Buyers and Seller on a country-by-country basis), Seller and Buyers shall cooperate in transferring the Seller's foreign operations to Buyers' country distributors (see also paragraph 5 of this Exhibit A), including, without limitation, Seller providing to Buyers the following information: (i) customer names, addresses, account numbers by country of location; (ii) sales results for fiscal years 2000 and 1999 by customer and product; (iii) price lists by country and customer for total in-market sales and intercompany transactions; (iv) details of any provincial, state or other government contracts; (v) details for current tenders/bids in progress; (vi) product registration/regulatory details by country; and (vii) marketing, advertising and promotional materials including catalogs, brochures, etc. by country.

           (b) At the end of such thirteen (13) Week period, Buyers shall, or shall cause its distributors to, purchase from Seller's foreign operations



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

                  Affiliates an amount of the remaining inventory of Products in "like-new" and "saleable" condition (with proper CE markings) equal to the value of such Products existing on the Seller's balance sheet as of March 31, 2000, in each case as valued under Seller's inventory accounting policies in effect on the date of the Audited Financial Statement (as defined in the Purchase Agreement). Buyers, or Buyers' distributors, as applicable, shall pay to Seller for each such Product an amount equal to the book value of each Product less a percentage discount equal to (i) the book value of such Product multiplied by (ii) the Intercompany Profits Percentage (as defined below); provided there shall be no discount for locally sourced products or goods. For purposes of this
                  Section 10(b), the "Intercompany Profits Percentage" means a ratio, the numerator of which is the total intercompany profit associated with such Products and the denominator of which is the total book value of such Products, as determined and agreed to by Seller and Buyers. Buyers shall have the right to inspect and approve all such Products prior to payment.

        10. FRENCH SOFTGOODS AND BRACING BUSINESS

           (a) Seller shall continue the operations of its French Softgoods and Bracing Business only as necessary to satisfy/service customer orders for a maximum period of thirteen (13) Weeks after the Closing Date. During such thirteen (13) Week period, Seller and Buyers shall cooperate in transitioning the French Softgoods and Bracing Business to Buyers and Buyers' foreign distributors, including, without limitation, Seller providing to Buyers all pertinent customer records and any outstanding customer purchase requirements as of the Closing Date.

           (b) At the end of such thirteen (13) Week period, Buyers shall, or shall cause its distributors to, purchase from Seller's French Softgoods and Bracing Business an amount of the inventory of Products in "like-new" and "saleable" condition (with proper CE markings), work in process and raw materials equal to the value of such Products, wip and raw materials existing on the Seller's balance sheet as of March 31, 2000, in each case as valued under Seller's inventory accounting policies in effect on the date of the Audited Financial Statement (as defined in the Purchase Agreement). Buyers, or Buyers' distributors, as applicable, shall pay to Seller for each such Product an amount equal to the book value of each Product. To clarify, all products of the French Softgoods and Bracing Business are manufactured locally. Buyers shall have the right to inspect and approve all such Products prior to payment.



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

        11.In addition to the other Services provided for in the Agreement, Buyer shall also pay to Seller an administrative fee of up to $50,000. Such fee shall be based upon the reasonable costs incurred by Seller under the Agreement and shall be paid by Buyers to Seller upon adequate substantiation by Seller to Buyers of such costs.

                                   * * * * * *



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